Exhibit 10.7

CONSULTING AGREEMENT

THIS AGREEMENT is entered into effective as of January 1, 2013 by and among CTI Industries Corporation, an Illinois corporation (the “Company”), having its principal office in Lake Barrington, Illinois and Schwan Flexible Packaging, L.L.C, an Illinois limited liability company (“Consultant”) and Howard W. Schwan, an individual residing in Crystal Lake, Illinois (“Schwan”).

WHEREAS, the Company desires to retain Consultant to provide consulting services to the Company and Consultant is willing to, and desires, to provide consulting services to the Company pursuant to the terms hereof;

WHEREAS, Schwan is the sole shareholder of Consultant.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.            Engagement of Consultant.

1.1           The Company does hereby appoint and engage the Consultant as its consultant to provide services to the Company as provided herein for the compensation and the term provided herein.

1.2           The Consultant hereby accepts the appointment and engagement by the Company as a consultant and advisor to the Company with respect to the matters specified herein for the compensation and the term provided herein.

2.            Services of Consultant.

2.1           Consultant shall provide services to the Company with respect to the following matters:

(a)          Representation of the Company in connection with sales of products by the Company to Dollar Tree Stores and Rapak, L.L.C.;

(b)          Representation of the Company in connection with efforts to obtain, build and maintain sales of products and services by the Company to others;

(c)          Consulting and advice to the Company with respect to its products, sources, materials, production, production methods, customers and markets as the Company shall reasonably request from time to time.

2.2         The services of Consultant provided for herein shall be performed principally by Schwan on behalf of Consultant. Consultant shall use commercially reasonable efforts to maintain and enhance the sales of the Company to Dollar Tree Stores and Rapak, L.L.C. during the term of this Agreement. Consultant shall provide such written reports concerning Consultant’s services, customers of the Company for whom Consultant has responsibility and transactions with such customers, as the Company shall request from time to time.

2.3         In general, Consultant shall determine the time and location of the services to be provided hereunder. During the term hereof, Consultant shall devote such time and effort to the performance of the services provided for herein so as to effectively perform such services and to accomplish the purposes thereof; provided, however, that the parties agree Consultant shall perform services hereunder for no more than 20 hours per month. Consistent with Consultant’s other commitments, Consultant, through Schwan, shall travel to such locations and provide services at such locations as the Company shall reasonably request.

2.4         Consultant shall not be authorized to, and shall not make or enter into, any contract or commitment for or on behalf of the Company.

3.            Compensation; Benefits.

3.1         As compensation for the services of Consultant hereunder, the Company shall pay to Consultant:

3.1.1           The sum of $10,000 per month (the “Base Compensation”) each month during the term hereof, such amount to be paid on the first day of each month during the term;

3.1.2           An amount equal to .27% (.0027) of Net Sales of the Company to Dollar Tree Stores during the term hereof;

3.1.3           An amount equal to .64% (.0064) of Net Sales of the Company to Rapak, L.L.C. during the term hereof; and,

3.1.4           An amount equal to 2.5% (.025) of Net Sales of the Company to customers obtained during the term hereof through the efforts of Consultant.

3.2         For purposes of this paragraph, the term Net Sales shall mean and include the invoice amount for all product sold and invoiced by the Company to the designated customer (i) excluding any amount invoiced for shipping, handling, taxes or other services or expenses, (ii) less any and all amounts for returns, discounts, allowances, service fees or charges.

3.3         The amounts payable to Consultant pursuant to paragraphs 3.1.2, 3.1.3 and 3.1.4 hereof shall be determined and paid on a calendar quarterly basis each calendar quarter during the term hereof. Within 30 days after the last day of each calendar quarter during the term hereof, the Company shall (i) calculate and determine for such quarter (A) the amount of the Net Sales of the Company to Dollar Tree Stores, Rapak L.L.C. and to each other customer covered by Section 3.1.4 hereof and (B) the amount due to Consultant for such quarter pursuant to paragraphs 3.1.2, 3.1.3 and 3.1.4, (ii) provide to Consultant a report setting forth, separately with respect to each such customer, the amount of the Net Sales and the amount due to Consultant for such quarter, and (iii) make payment to Consultant for the amount due for such quarter.

3.4           Consultant, and his authorized representatives shall have the right, upon request, during the term of this Agreement and for one year following the date of expiration of the term of this Agreement, upon reasonable advance notice, to inspect the records of the Company relating to sales of the Company to customers with respect to which amounts may be payable to Consultant hereunder. In the event that the amounts determined to be due to Consultant for any calendar quarter shall be more than the amounts reported and paid by the Company for such calendar quarter, the Company shall pay to Consultant the difference between the amounts due and the amounts actually paid within 30 days of such determination. In the event that the amounts determined to be due to Consultant for any calendar quarter shall be more than 10% greater than the amount reported and paid by the Company, the Company shall reimburse Consultant for his reasonable expenses related to the inspection of records and audit of the amount due.

3.5           During the term of the Agreement, Schwan shall be entitled to participate in the Company’s medical insurance coverage and the Company shall pay the full cost of such coverage. The Company shall provide COBRA continuation coverage to commence at the end of the term of this Agreement. If Company’s insurer does not permit Schwan’s continued participation in the Company’s medical insurance coverage during the term of the Agreement, or allow the Company to provide COBRA continuation coverage commencing at the end of the Agreement term, the Company shall purchase for Schwan during the Agreement term and/or the COBRA continuation coverage period, as applicable, individual medical insurance coverage substantially similar in all respects to the Company’s medical insurance coverage.

3.6            During the term of the Agreement, the Company shall pay or reimburse Schwan for the premiums on the life insurance policy covering Schwan as of the date hereof.

3.7           During the term of the Agreement, the Company will reimburse Consultant for the club dues of Schwan for up to two club memberships, up to an aggregate annualized maximum amount of $10,000.

3.8           During the term of the Agreement, the Company shall provide an office for the use of Consultant at a location mutually selected by the Company and Consultant and shall provide administrative support for Consultant as necessary to enable Consultant to perform the services provided for herein.

4.            Expenses. The Company shall reimburse Consultant for all authorized expenses incurred by Consultant in the performance of services hereunder, including expenses incurred for travel, meals during travel and lodging. Consultant shall obtain prior authorization from the Company for any travel expenses and for any single or related series of expenses in excess of $500. Consultant shall maintain proper records of all expenses incurred for which reimbursement is sought and shall provide expense reports, in the form required by the Company, and copies of expense records to the Company.

5.            Independent Contractor. The Consultant shall at all times be an independent contractor, and not a co-venturer, agent or employee of the Company. In general, Consultant shall determine the location and time of services to be performed by Consultant.

6.            Term and Termination.

6.1           The term of this Agreement shall commence on January 1, 2013 and continue to December 31, 2014 at which time the consulting term of this Agreement shall expire and terminate. At the expiration of the initial term of this Agreement and each renewal term, the term of the Agreement automatically shall be renewed for an additional term of 12 months, unless 30 days or more prior to the expiration of such initial term or any renewal term either party shall give notice to the other party of the termination of the Agreement at the expiration of such initial term or renewal term. If such notice of termination shall be given, the Agreement shall terminate at the expiration of the initial term or renewal term for which such notice is given.

6.2           The Company shall be entitled to terminate this Agreement at any time, by written notice, (i) in the event of an Event of Default by the Consultant or (ii) without an Event of Default by the Consultant, provided that the Company shall pay to Consultant, within 10 days of any termination without an Event of Default, a lump sum payment equal to the remaining Base Compensation due to Consultant for the initial term (or renewal term, as applicable). An Event of Default with respect to Consultant shall mean and include (i) an intentional and material breach by Consultant of the obligations of Consultant under this Agreement that is not cured by Consultant after 30 days’ notice thereof from the Company; or (ii) commission by Consultant of any act of theft, fraud or embezzlement against the Company.

6.3           The Consultant shall be entitled to terminate this Agreement at any time, by written notice, (i) in the Event of Default by the Company or a Change in Control (each as defined below) or (ii) for any reason during any renewal term upon 30 days notice.

7.            Confidentiality.

7.1           “Confidential Information” for purposes of this Agreement means any and all information disclosed by the Company to Consultant, whether provided or received orally or in writing, relating to or concerning the business, projects, products, processes, formulas, know-how, techniques, designs or methods of the Company, whether relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling or otherwise. Without limitation, Confidential Information shall include all know-how, technical information, inventions, ideas, concepts, processes and designs relating to products of the Company, whether now existing or hereafter developed, and all prices, customer or distributor names, customer or distributor lists, marketing and other relationships, whether contractual or not, between the Company, its suppliers, customers, distributors, employees, agents, consultants and independent contractors.

7.2           Consultant agrees that he will not disclose any Confidential Information to any person and will not use any Confidential Information for any purpose other than in the performance of his duties for the Company, in the course of business dealings with the Company, as authorized by the Company or as required by law. Confidential Information shall not include information, which, at the time, Consultant can show (i) is generally known to the public other than as a result of disclosure by the Consultant or by other wrongful disclosure or (ii) became known to the Consultant from a source other than the Company or any of its Consultants, agents or representatives in a communication not involving a wrongful disclosure.

7.3           Consultant agrees that, during the term hereof or while Consultant shall receive compensation hereunder and after termination of his employment with the Company for so long as the Confidential Information shall not be generally known or generally disclosed (except by means of wrongful use or disclosure), Consultant shall not use any Confidential Information, except on behalf of the Company, or disclose any Confidential Information to any person, firm, partnership, company, corporation or other entity, except in the course of his duties for the Company, as authorized by the Company or as required by law.

7.4           Consultant acknowledges and agrees that the obligations under this Section 7 shall survive expiration or termination of this Agreement and Consultant shall continue to be bound by this provision as provided herein.

8.            Inventions.

8.1           “Inventions” shall mean discoveries, concepts, ideas, designs, methods, formulas, know-how, techniques or any improvements thereon, whether patentable or not, made, conceived or developed, in whole or in part, by Consultant.

8.2           Consultant and Schwan covenant and agree to communicate and fully disclose to the Company any and all Inventions made or conceived by either of them during the performance of services for the Company with respect to product development projects, if any, in which Consultant or Schwan are engaged on behalf of the Company, and further agree that any and all such Inventions with respect to product development projects on behalf of the Company which either may conceive or make, during the term hereof, shall be at all times and for all purposes regarded as acquired and held by them in a fiduciary capacity and solely for the benefit of the Company. The provisions of this Section 8.2 shall not apply to an invention for which no equipment, supplies, facilities, Confidential Information or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, unless the invention relates to the product development projects, if any, in which Consultant or Schwan are engaged on behalf of the Company.

8.3           Consultant acknowledges and agrees that the obligations under this Section 8 shall survive termination of this Agreement and Consultant shall continue to be bound by this provision as provided herein.

9.            Writings and Working Papers.

9.1           Consultant covenants and agrees that any and all letters, pamphlets, drafts, memoranda or other writings of any kind written by him for or on behalf of the Company or in the performance of Consultant’s duties hereunder, Confidential Information referred to in Section 7.1 hereof and all notes, records and drawings made or kept by him of work performed in connection with Consultant’s retention by the Company shall be and are the sole and exclusive property of the Company and the Company shall be entitled to any and all rights relating thereto. Consultant also agrees that upon request he will place all such notes, records and drawings in the Company’s possession and will not retain with him without the written consent of a duly authorized officer of the Company any notes, records, drawings, blueprints or other reproductions relating or pertaining to or connected with his employment of the business, books, textbooks, pamphlets, documents work or investigations of the Company.

9.2           Consultant acknowledges and agrees that the obligations under this Section 9 shall survive termination of this Agreement and Consultant shall continue to be bound by this provision as provided herein.

10.          Restrictive Covenants.

10.1       For purposes of this paragraph:

10.1.1           “Conflicting Organization” means any person, firm, company, partnership, business, corporation, or other entity engaged in, or intending to engage in, research, development, production, marketing or selling a Conflicting Product.

10.1.2           “Conflicting Product” includes any balloon product, including without limitation, latex, foil or clear plastic balloon product.

10.1.3           “Conflicting Film Product” means any film product (i) incorporating a zipper closure, (ii) incorporating embossed film or (iii) constituting a pouch or bag and utilizing evacuation means, to the extent such product competes with, or is reasonably interchangeable as a substitute for, any product produced, marketed or sold by the Company.

10.1.4           “Related Film Product” means and includes any and all film products of the kind currently produced by the Company, and, in general, includes any film product which competes with, or is reasonably interchangeable as a substitute for, any film product which is currently produced or marketed by the Company.

10.1.5           “Territory” shall mean the United States of America and its possessions and territories.

10.2       Consultant and Schwan acknowledge and agree:

10.2.1           That the Company has developed, and is developing and establishing, a valuable and extensive trade in its services and products, including without limitation, latex, foil and clear balloons, bags and pouches and printed and laminated films.

10.2.2           That the Company has developed, and is developing, at great expense, technical information concerning its products, production and methods of marketing and sale which are kept and protected as Confidential Information and trade secrets and are of great value to the Company;

10.2.3           That, during the course of his employment with the Company and during the term of this Agreement, Consultant has acquired and will acquire, possession of Confidential Information.

10.2.4           That the conduct covered by the restrictive covenant in this paragraph includes only a percentage of the total number of entities and individuals who are customers or distributors or potential customers or distributors of products with respect to which Consultant has knowledge or expertise, that Consultant will be able to utilize his knowledge, experience and expertise for an employer or otherwise while fully complying with the terms of this paragraph and that the terms and conditions of this paragraph are reasonable and necessary for the protection of the Company’s business and assets.

10.3         Consultant agrees that, during the term of this Agreement, whether as an employee, independent distributor, agent, officer, consultant, partner, owner, shareholder or otherwise,

(i)          Consultant and Schwan will not, in the Territory, solicit for the sale of, or participate with, provide services to, or be employed by any Conflicting Organization which shall produce, market or sell, any Conflicting Product;

(ii)         Consultant and Schwan will not, in the Territory, represent or provide services to any person, firm, company or organization other than the Company in connection with the development, marketing or sale of any Conflicting Film Product;

(iii)        Consultant and Schwan will not offer or solicit any current customer or business relationship of the Company, for the sale of any products which are Conflicting Products, Conflicting Film Products or Related Film Products;

(iv)        Consultant and Schwan will first offer to the Company, with any prospective customer, the opportunity to provide and sell any Related Film Product (which offer the Company shall respond to within 15 days of its receipt thereof, and, if the Company fails to so timely respond, the Company shall be deemed to have declined such offer); and

(v)         Consultant and Schwan will not solicit any current supplier of the Company to become a supplier for any third party for Conflicting Products without prior Company approval.

Subject to the terms of this paragraph and the other provisions of this Agreement, the Company acknowledges and agrees that, during the term of this Agreement, and thereafter, Consultant may provide services to persons or entities other than the Company, including, without limitation, (i) the development of products including film products and (ii) solicitation for the sale of, marketing and distribution of film products.

10.4       Notwithstanding the foregoing, or anything herein to the contrary, upon the occurrence of an Event of Default with respect to the Company or a Change in Control (each as defined below), the Company acknowledges and agrees that Consultant and Schwan shall no longer be bound by the obligations under this Section 10 and may immediately thereafter provide services to persons or entities other than the Company without any limitation.

10.5       For purposes of this Agreement an Event of Default with respect to the Company shall include:

10.5.1           Any failure by the Company to perform its obligations to Consultant or Schwan under this Agreement and (if such failure can be cured) the failure by the Company to cure such failure within 30 days after written notice thereof shall have been given to the Company by Consultant or Schwan;

10.5.2           During the term of the Agreement or thereafter, the Company:

(a)          making an admission in writing of its inability to pay its debts generally as they become due,

(b)          filing a petition for relief under any chapter of Title 11 of the United States Code or a petition to take advantage of any insolvency under the laws of the United States of America or any state thereof,

(c)          making an assignment for the benefit of its creditors,

(d)          consenting to the appointment of a receiver of itself or of the whole or any substantial part of its property,

(e)          suffering the entry of an order for relief under any chapter of Title 11 of the United States Code, or

(f)          filing a petition or answer seeking reorganization under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof.

10.6         For purposes of this Agreement, a Change in Control shall mean any one of the following events during the term of this Agreement or thereafter:

10.6.1           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes, after the date of this Agreement, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than a person presently owning in excess of 20% or more of the outstanding voting securities of the Company, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

10.6.2           the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

10.6.3           individuals who constitute the Board of Directors of the Company (the “Board”) as of immediately following date of this Agreement (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the the date of this Agreement whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-12(c) under the Exchange Act); or

10.6.4           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

11.           Survival. All provisions of this Agreement provided herein to survive expiration or termination of this Agreement, shall survive such termination and the Company and Consultant shall continue to be bound by such provisions in accordance with the terms thereof. Without limiting the foregoing, the obligations of Consultant pursuant to Sections 7, 8 and 9 provided herein shall survive such expiration or termination and during the term hereof and thereafter Consultant and Schwan, individually, shall be bound, and continue to be bound by such provisions in accordance with their terms.

12.           Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the successors in interest of the Company and to the successors or assignees of Consultant. No rights or obligations under this Agreement may be assigned by either party and any attempted assignment thereof by a party shall be void.

13.           Severability. If any provision of this Agreement or any part hereof or any application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it is be held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that, if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, any court may so modify the objectionable provisions so as to make it valid, reasonable and enforceable.

14.           Notices. All notices, or other communications, required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed, certified mail, return receipt requested, to the party, as follows:

If to the Company:	Stephen M. Merrick
President
CTI Industries Corporation
22160 N. Pepper Road
Barrington, IL 60010

If to Consultant or Schwan:

Howard W. Schwan
(at the address most recently
on file with the Company)

Any notice mailed in accordance with the terms hereof shall be deemed received on the third day following the date of mailing. Either party may change the address to which notices to such party may be given hereunder by serving a proper notice of such change of address to the other party.

15.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

16.         Waiver. No failure by either party to exercise any of such party’s rights hereunder or to insist upon strict compliance with respect to any obligation hereunder and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party’s rights as to such default or any subsequent default.

17.         Governing Law. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of Illinois and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to such laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 24, 2012.

SCHWAN FLEXIBLE PACKAGING, L.L.C		CTI INDUSTRIES CORPORATION

By:	/s/ Howard W. Schwan	By:	/s/ Stephen M. Merrick
	Howard W. Schwan		Stephen M. Merrick
	Managing Director		President

HOWARD W. SCHWAN
(Individually)

/s/ Howard W. Schwan